EXHIBIT 21

Name of Subsidiary	Jurisdiction of Incorporation
ADP Atlantic, LLC	Delaware
ADP Benefits Services KY, Inc.	Kentucky
ADP Brasil Ltda	Brazil
ADP Broker-Dealer, Inc.	New Jersey
ADP Canada Co.	Canada
ADP Employer Services GmbH	Germany
ADP Europe SAS	France
ADP France SAS	France
ADP GSI France SAS	France
ADP Indemnity, Inc.	Vermont
ADP, LLC	Delaware
ADP Private Limited	India
ADP Pacific, Inc.	Delaware
ADP Payroll Services, Inc.	Delaware
ADP Screening and Selection Services, Inc.	Colorado
ADP Tax Services, Inc.	Delaware
ADP Technology Services, Inc.	Delaware
ADP TotalSource FL XVI, Inc.	Florida
ADP TotalSource Group, Inc.	Florida
Automatic Data Processing Insurance Agency, Inc.	New Jersey
Automatic Data Processing Limited	Australia
Automatic Data Processing Limited (UK)	United Kingdom

In accordance with Item 601(b)(21) of Regulation S-K, the Company has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary as of June 30, 2015.